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                                        FOR:  NetCreations, Inc.

                                APPROVED BY:  Robert Mattes
                                              Chief Financial Officer
                                              (212) 625-1370


FOR IMMEDIATE RELEASE

                                    CONTACT:  Investor Relations:
                                              Cheryl Schneider/Brian Schaffer
                                              Press: Robert Ingram/Emily Brunner
                                              Morgen-Walke Associates
                                              (212) 850-5600


               NETCREATIONS RECEIVES THIRD-PARTY OFFER TO ACQUIRE
                         OUTSTANDING SHARES FOR $7 CASH

         New York, NY, December 21, 2000 -- NetCreations, Inc. (NASDAQ: NTCR), the leading provider of 100% Opt-In(R) email marketing services, announced today that it has received a binding written offer from an unrelated third party to acquire all of the outstanding shares of NetCreations' common stock for $7.00 in cash.

         The Board of Directors of NetCreations has determined that this offer constitutes a "Superior Proposal" within the meaning of NetCreations' existing Agreement and Plan of Merger with DoubleClick Inc. Consequently, NetCreations has notified DoubleClick of its intention to accept the competing third party offer.

         Under the Agreement and Plan of Merger with DoubleClick announced on October 3, 2000, NetCreations cannot accept or enter into the competing third-party offer without complying with several conditions set forth in the Agreement and Plan of Merger, including notification to DoubleClick, which has been given, and the passage of three business days. If DoubleClick makes an offer to NetCreations during that three-day period, NetCreations may not accept the competing third-party offer if its Board of Directors determines that the offer by DoubleClick is at least as favorable to the shareholders of NetCreations as the competing third-party offer. DoubleClick is under no obligation to make an offer to NetCreations. Furthermore, DoubleClick may now elect to terminate the Agreement and Plan of Merger. If DoubleClick

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NETCREATIONS RECEIVES THIRD-PARTY OFFER TO                               PAGE: 2
ACQUIRE OUTSTANDING SHARES FOR $7 CASH

terminates the Agreement and Plan of Merger, or if NetCreations terminates the Agreement and Plan of Merger in order to accept the competing third-party offer, the Agreement and Plan of Merger provides that NetCreations will pay to DoubleClick the sum of $8.6 million plus certain expenses.

About NetCreations

NetCreations, Inc. (Nasdaq: NTCR), the leader in 100% Opt-In(R) email marketing services, specializes in email address list management, brokerage and delivery. Through its PostMasterDirect.com service, NetCreations has conducted marketing campaigns on behalf of over 2,000 direct marketing clients to targeted consumers in its database of over 22 million 100% Opt-In email addresses. These addresses belong to Internet users who have requested promotional information related to specific topics of interest (opt-in) and confirmed their request (double opt-in). NetCreations manages opt-in email lists for more than 380 third-party Web sites including CNET, Uproar, About.com, Network Solutions, internet.com, CBS SportsLine, CDROM Guide and LuckySurf.com. NetCreations protects the privacy of consumers on the Internet by not disclosing email addresses or any other personally identifiable information to direct marketers.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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